[English Translation]

SALES & PURCHASE of CONCRETE CONTRACT

The Buyer: CHINA RAILWAY CONSTRUCTION GROUP,
   BEIJING SOUTH STATION BRANCH

The Seller: BEIJING XIN AO CONCRETE CO., LTD.
DATE:         ____________, _____year

SALES & PURCHASE of CONCRETE CONTRACT

The Buyer: CHINA RAILWAY CONSTRUCTION GROUP
BEIJING SOUTH STATION BRANCH

The Seller: BEIJING XIN AO CONCRETE CO., LTD.

This contract is prepared in accordance with "People's Republic of contract law" and the relevant laws and regulations, pursuant to the principles of equality and mutual benefit. This contract clarifies the rights and obligations of buyers and sellers, by mutual consensus.

Term 1 The Price of Concrete

Serial Number	Concrete Intensity Grade	Price (Yuan/m3)
1	C10	209
2	C15	224
3	C20	239
4	C25	254
5	C30	268
6	C35	283
7	C35 S8	298
8	C35 S10	298
9	C35 underwater	290
10	C40 S8	310
11	C40 S10	310
12	C45	314
13	C50	330
14	C10 Pisolite concrete	229
15	C15 Pisolite concrete	244
16	C20 Pisolite concrete	255
17	C25 Pisolite concrete	269
18	Motor pump pumping	24
19	Stationary pump pumping	15

Above prices are fixed , if there need to add admixture or additional costs in winter construction, both parties will negotiate it accordingly.

Term 2  The Contract Price and Payment Method
Payment method and time: The accounts will be settled monthly by contract billing measurement methods. On this month, buyer will pay 80% of clear accounts caused on last month, after passing the acceptance check of the concrete structure of South Station, the buyer will pay the remaining 20%.

Term 3  Measure
Project quantity refers to blue-prints quantity which deduct the volume of rebar (no wear down); If there are several construction teams from different company would cross-pouring concrete in a section of construction, project quantity will be reckoned in accordance with the following way: The section of the construction blue-prints quantity X the number of pump every supplier / total number of pump (blue-prints quantity refers to project quantity that deduct the volume of rebar without adding wear down).

Term 4  The Time and Place of Supply
After having receipt of the buyer’s "Concrete Supply notice" (see Appendix I), the seller should deliver the concrete to the designated locations according to the buyer’s specific time. Annex I is a component of this contract.

Term 5  Inspection and Acceptance
The method of Inspection: Completed inspection.
The time of Inspection: Goods delivered on site.
The designated inspector buyer: By the common acceptance of The Land and Building Division and the Department of Safety and Quality. The designated inspector of the seller:_____________________________.

Term 6  The Obligations of Both Sides
6.1 The Buyer’s Obligations
6.1.1 According to the contract, the buyer will pay seller for the supply of ready-mixed concrete.
6.1.2 Complete the preparations before the supply of ready-mixed concrete.
6.1.3 For big volume of concrete pouring, the seller should inform the buyer about location, time, grade, quantity and the specific technical requirements of the concrete 4 hours before in written.
6.1.4 The buyer should be responsible for inspection work about quality, and provides the conservation for the concrete which has been poured.

6.2 The Seller's Obligations
6.2.1 Supply concrete according to the buyer’s standards about quality and quantity.
6.2.2 Supply concrete according to the buyer’s given time.
6.2.3 Provide proof of concrete such as material’s quality certification, open identification and experiment (or test) report, certification and retest report.
6.2.4 Assign the test staff to the scene to control collapse, workability, mobility, and pouring only after each target qualified.
6.2 .5 Before each batch of supply, provide test reports about concrete mix, cement, gravel, yellow sand, admixture, factory quality certificates, and other relevant technical information available, make three copies for each report which printed out by laser printer.

6.2.6 In the course of ready-mixed concrete supplying, due to special circumstances that make seller could not continue to deliver normaly, the seller should inform the buyer in written within 1 day from the day that the situation happened.
6.2.7 Should ensure that vehicles entering and leaving the construction site will not cause pollution, vehicles and personnel should be subject to the buyer’s management, and conscientiously abide construction site safety civilization construction management requirement issued by the South Station.

Term 7  Breach of Contract Responsibility
7.1 Breach of Contract Responsibility of the Buyer
7.1.1 Due to a lack of preparation, the buyer makes transportation vehicle keep waiting over 1 hour, cause the concrete scrapped, the buyer should pay the actual compensation to the seller.

7.2 Breach of Contract Responsibility of the Seller
7.2 .1 Because could not supply the quality and quantity of concrete upon required by buyer, the seller therefore will compensate for the losses to the buyer: If the seller still can not reach the standard defined in the contractual agreement within a specified period, the buyer has the right to terminate this contract, and will deduct the unpaid amount of remaining of the project according to the contract.
7.2.2 Did not supply concrete according to the buyer’s given time, the seller should pay compensation to the buyer; after reminding within 1 day, still could not supply on time.
7.2.3 Did not provide all documents, the seller should pay the buyer with compensation of 5% of the total of supply which could not be provided with documents.
7.2.4 Did not supply the concrete required by buyer, and not contractual notify the buyer, therefore bear the losses caused to the buyer, the buyer has the right to terminate this contract and will deduct the unpaid amount of remaining of the project according to the contract.
7.2.5 If construction structure is failure which is caused by concrete quality problem, seller will responsible for the buyer all the costs by re-doing, if such problem result in the delay of the project, the seller will pay buyer RMB 100,000 Yuan as compensation for the delay.

Term 8  Disputes
8.1 In the event of a dispute during the performance of the contract , the two sides should resolve disputes through consultation;

8.2 Following below the second (2) method if the consultation can not solve the disputes:

(1) to apply arbitration to____ Arbitration Committee;
(2) to prosecute to the Yanqing People's Court.

Term 9 Force Majeure
9.1 The scope of force majeure, including: a result of war, turmoil, no air flight that crashed or other non-seller and non-buyer bought the responsibility of the explosions, fires and other natural disasters.

9.2 One party as a result of force majeure unable to perform the contract, will not assume responsibility for breach of contract, but should promptly notify the other party.

9.3 After one party delay to perform the contract, the occurrence of force majeure will not be an excuse for waiving the party’ responsibility for breaching of the contract.

Term 10  A contract, will be entered into between the buyer and seller about about goods and technical requirements, which is with both signature and stamp, will has the same effectiveness with the current contract.

Term 11 The signing location of this contract: Project site of Beijing South Railway Station

Term 12  After sealing and signing this contract is to be effective.

Term 13  This contract has 7 copies, the seller has 2 copies and the buyer has 5 copies.

Term 14  The outstanding issues of this contract will be further discussed by the two sides.

The Buyer(common seal):	The seller(common seal):
Principal:	Principal:
Agent principal:	Agent principal:
Phone NO.:	Phone NO.:
Bank:	Bank:
Account:	Account:
Post NO.:	Post NO.:
Date:	Date: